Exhibit 10.1

Execution Version

[FMBI Letterhead]

May 30, 2021

Michael L. Scudder

At the address on file with the Corporation

Dear Michael:

Reference is made to the Agreement and Plan of Merger, dated as of May 30, 2021, between First Midwest Bancorp, Inc. (the “Corporation”) and Old National Bancorp (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), your Amended and Restated Employment Agreement with the Corporation, dated January 18, 2019 (your “Employment Agreement”) and your Confidentiality and Restrictive Covenants Agreement with the Corporation and First Midwest Bank, dated January 18, 2018 (your “CCR Agreement”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement, except as otherwise noted.

As you are aware, the Merger Agreement contemplates that, as of the Closing Date, (a) Mr. James C. Ryan, III will serve as the Chief Executive Officer of the Surviving Corporation and (b) you will no longer serve as Chief Executive Officer but will serve as Executive Chairman of the Board of Directors of the Surviving Corporation (the “Board”) from the Closing Date to the second (2nd) anniversary of the Closing Date (the “Initial Period”). Upon the second (2nd) anniversary of the Closing Date, you will cease to serve as the Executive Chairman of the Board and will commence serving as a consultant to the Surviving Corporation through the third (3rd) anniversary of the Closing Date) (the “Consultancy Period”, and together with the Initial Period, the “Service Period”).

This letter agreement confirms to you, and you agree that your Employment Agreement and CCR Agreement shall be amended as follows:

Compensation During Service Period. Your compensation for service with the Surviving Corporation shall be established by the Compensation Committee of the Surviving Corporation; provided, that for the Service Period, your salary, annual bonus and annual equity award grants shall be set at ninety percent (90%) of the Chief Executive Officer’s salary, annual bonus and annual equity award grants (your annual bonus for the third (3rd) year of the Service Period shall be pro-rated based on time worked during the calendar year of termination). For the Service Period, you will continue to receive the same perquisites, office space and administrative support as were made available to you by the Corporation on the same basis as were provided to you immediately before the Closing Date. Your salary, annual bonus and annual equity award grants as set forth herein will be in lieu of any such compensation payable under your Employment Agreement.

For purposes of the First Midwest Bancorp Consolidated Pension Plan, you will be credited with one additional year of age at retirement with respect to your service during the Consultancy Period, provided that if such crediting is not permitted under the plan, the Surviving Corporation will pay you a supplemental equivalent payment at the end of the Initial Period in lieu thereof. Additionally, during the Consultancy Period, you will continue to be entitled to indemnification by the Surviving Corporation to the same extent as other officers, and the Surviving Corporation will maintain directors’ and officers’ liability insurance for you to the same extent as other officers.

If, prior to the expiration of the Service Period, your service as Executive Chairman or consultant with the Company is terminated (1) by the Company without Cause (as defined in your Employment Agreement) or (2) by you for Good Reason (as defined in your Employment Agreement, but subject to the section entitled “Waiver of Good Reason” below), any unpaid salary and annual bonus (based on target) and ungranted annual equity awards (based on prior year award dollar value) for the entire Service Period will be paid to you in full in cash and any equity awards of the Surviving Corporation that are outstanding will accelerate and vest in full; provided that, any equity awards of the Surviving Corporation subject to a performance condition or requirement will remain subject to such performance condition or requirement, subject to delivery to the Corporation of an executed Release and Severance Agreement (as defined in your Employment Agreement). You acknowledge and agree that the amounts owed to you under this paragraph will be paid in lieu of any amounts that you would have been entitled to receive under Section 8 of your Employment Agreement and you will receive no further severance after the Closing Date under Section 8 of your Employment Agreement.

Upon the end of the Service Period, you will receive a pro-rated annual bonus (based on time worked during the calendar year of termination and target performance) and any equity awards of the Surviving Corporation that are outstanding will accelerate and vest in full; provided that, any equity awards of the Surviving Corporation subject to a performance condition or requirement will remain subject to such performance condition or requirement.

Upon termination of your service with the Corporation for any reason, you will continue to be eligible to receive the post-employment health benefits coverage as contemplated by Section 6(c) of your Employment Agreement.

Retention Bonus. You will be granted a cash-based retention award equal to $5.4 million (the “Retention Bonus”). The Retention Bonus will be paid fifty percent (50%) on the first anniversary of the Closing Date and fifty percent (50%) on the second anniversary of the Closing Date, commencing on the Closing Date, subject only to your continued service with the Surviving Corporation. The unpaid portion of your Retention Bonus will be paid to you in a lump sum in full upon (1) early termination of service by the Corporation without Cause (as defined in your Employment Agreement) or due to your death or disability (as determined under your Employment Agreement) or (2) a resignation by you for Good Reason (as defined in your Employment Agreement, but subject to the section entitled “Waiver of Good Reason” below). You acknowledge and agree that the Retention Bonus will be paid in lieu of any amounts that you would have been entitled to receive under Section 8 of your Employment Agreement and you hereby expressly waive all rights to any payments and/or benefits under Section 8 of your Employment Agreement with respect to the transactions contemplated under the Merger Agreement.

Outstanding Equity Awards. Your Corporation equity awards will be converted into equity awards of the Surviving Corporation as set forth in Section 1.8 of the Merger Agreement. Upon (1) early termination of service by the Corporation without Cause (as defined in your Employment Agreement) or due to death or disability (as determined in your Employment Agreement) or (2) a resignation by you for Good Reason (as defined in your Employment Agreement, but subject to the section entitled “Waiver of Good Reason” below), any of your unvested equity awards of the Corporation that were outstanding on the Closing Date will accelerate and vest in full.

Waiver of Good Reason. You acknowledge and agree that your removal from the role of Chief Executive Officer of the Corporation and any other changes in your responsibilities and/or duties at the Closing Date will not constitute Good Reason under your Employment Agreement.

Restrictive Covenants. You acknowledge and agree that your confidentiality obligations and restrictive covenants under your CCR Agreement remain in full force and effective. You further agree that, in consideration of the compensation to be paid to you under this letter agreement, Section 3.1 of your CCR Agreement shall be amended such that the non-competition obligations set forth therein shall apply for a period of five (5) years after the Closing Date and Section 3.3(b) of your CCR Agreement shall be amended to eliminate the words “was staffed with at least 15 employees engaged in banking or other financial services”. You acknowledge and recognize the highly competitive nature of the Corporation’s business, that access to confidential information renders you special and unique within the Corporation’s industry, and that you have had the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company during the course of and as a result of your employment with the Corporation. In light of and in consideration for the foregoing, and in consideration of the compensation provided under this letter agreement, you acknowledge and agree that amended restriction set forth in above is reasonable and valid in duration and geographic scope and in all other respects and is essential to protect the value of the business and assets of the Corporation. You further acknowledge that such restriction will not materially interfere with your ability to earn a living following the Closing Date.

Miscellaneous. Except as set forth above, the terms of your Employment Agreement and CCR Agreement remain in full force and effect (it being understood that you will remain eligible to participate in the various retirement, welfare, fringe benefit, perquisites and expense reimbursement plans, benefit plans, programs and arrangements of the Corporation that you participate in as of the Closing Date, subject to any amendments thereto or replacements thereof).

The effectiveness of this letter agreement shall be conditioned upon the Closing. In the event that the Merger Agreement terminates prior to Closing, this letter agreement shall be void ab initio.

[Signature Pages Follow]

Sincerely,

FIRST MIDWEST BANCORP, INC.

/s/ Patrick S. Barrett
By:	Patrick S. Barrett
Title:	Executive Vice President and Chief Financial Officer

AGREED AND ACCEPTED:
EXECUTIVE

/s/ Michael L. Scudder
Michael L. Scudder

[Signature Page to Letter Agreement]